Exhibit 99.1

Laureate COO Ricardo Berckemeyer to Step Down After Helping Build Global Education Leader

Baltimore, MD, June 10, 2019 – Laureate Education Inc. (NASDAQ: LAUR) today announced that President and Chief Operating Officer Ricardo Berckemeyer has decided to leave the company after 17 successful years of helping build a global leader in higher education.

Commenting on this decision, Eilif Serck-Hanssen, Chief Executive Officer of Laureate, said, “on behalf of the Board of Directors, management team and employees around the world, I want to thank Ricardo for his tireless commitment to balance operational execution with superior student outcomes during his 17 years with Laureate. Ricardo has been an invaluable partner in simplifying and strengthening Laureate. His departure comes at a time when our more focused portfolio of institutions enables a more streamlined senior leadership structure. I will personally miss working with Ricardo and wish him all the best.”

Ricardo Berckemeyer, outgoing Chief Operating Officer, reflects, “my time at Laureate has been truly gratifying—from leading the organization’s efforts in accelerating and scaling its Latin American footprint over five times to leading a global team of remarkable and dedicated professionals,” said Mr. Berckemeyer. “I am grateful for having had the opportunity to help build an organization so committed to students and strong outcomes for all of its stakeholders. The company is in good hands and I wish my colleagues continued success.”

Separately, Laureate also announced that Jose Roberto (J.R.) Loureiro, Chief Executive Officer of Brazil, has announced his retirement from Laureate. Mr. Loureiro joined Laureate in 2010 as Brazil COO and assumed the role of Brazil CEO in 2012.

“We have greatly appreciated J.R.’s leadership in Brazil over the past nine years,” stated Mr. Serck- Hanssen. “During his time with Laureate, he has been successful in growing our Brazilian presence, including the recent launch of our differentiated Distance Learning offerings. We wish J.R. all the best in his retirement.”

Marcelo Cardoso, currently Laureate’s Chief Transformation Officer, will succeed Mr. Loureiro. Prior to leading transformation, Mr. Cardoso held a number of executive positions in Laureate Brazil, including the role of Chief Operating Officer. Mr. Cardoso is uniquely placed to take on leadership of this critical market, bringing both in-depth country knowledge, as well as a deep understanding of the value of the Laureate network.

“We are very pleased that Marcelo will assume responsibility for our operations in Brazil,” Mr. Serck- Hanssen said. “He is uniquely qualified to assume this role having served as the companywide Chief Transformation Officer and previously as Brazil COO.”

ABOUT LAUREATE EDUCATION, INC.
Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Media Contact:

Laureate Education, Inc.
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.